Exhibit 10.34

RESTRICTED STOCK UNIT GRANT NOTICE
FOR NON-U.S. PARTICIPANTS
[Time-Based]

Skillsoft Corp., a Delaware corporation (the “Company”), pursuant to its 2020 Omnibus Incentive Plan, as it may be amended and restated from time to time (the “Plan”), hereby grants to the Participant set forth below the number of time-based Restricted Stock Units set forth below (the “RSUs”). The RSUs are subject to all of the terms and conditions as set forth in this Restricted Stock Unit Grant Notice (this “Grant Notice”), in the Restricted Stock Unit Agreement (attached hereto), including any additional terms and conditions set forth in any appendix for Participant’s country (the “Appendix” and together with the Restricted Stock Unit Agreement, the “Agreement”), and in the Plan, all of which are incorporated herein in their entirety. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan.

Participant:

Date of Grant:

Vesting Commencement Date:

Number of Restricted Stock Units:

Vesting Schedule:  [Vesting schedule subject to the determination of the Committee under the terms of the Plan.]

Dividend Equivalents:  The RSUs shall be credited with dividend equivalent payments, as provided in Section 13(c)(iii) of the Plan.

Acknowledgments: The Participant acknowledges receipt of this Grant Notice, the Agreement, and the Plan and, as an express condition to the grant of the RSUs hereunder, agrees to be bound by the terms of this Grant Notice, the Agreement, and the Plan. The Participant further acknowledges and agrees that (a) this Grant Notice may be executed in two or more counterparts, each of which will be an original and all of which together will constitute one and the same instrument, (b) this Grant Notice may be executed and exchanged using facsimile, portable document format (PDF) or electronic signature, which, in each case, will constitute an original signature for all purposes hereunder, and (c) such signature by the Company will be binding against the Company and will create a legally binding agreement when this Grant Notice is countersigned by the Participant.  Further, if Participant does not accept this grant of RSUs by returning a signed copy of this Grant Notice and Agreement or, if applicable, by clicking "accept" in the online brokerage system within 90 days of the Date of Grant, this grant of RSUs will be canceled and the Participant will not be entitled to any benefits from the RSUs nor any compensation or benefits in lieu of the canceled RSUs.

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[Signature page follows]

Participant

SKILLSOFT CORP.

By:
Name:
Title:

[Signature page to Restricted Stock Unit Grant Notice (Time-Based)]

RESTRICTED STOCK UNIT AGREEMENT
FOR NON-U.S. PARTICIPANTS
[Time-Based]

Pursuant to the Restricted Stock Unit Grant Notice (the “Grant Notice”) delivered to the Participant (as defined in the Grant Notice), and subject to the terms of this Restricted Stock Unit Agreement, including any additional terms and conditions set forth in any appendix for Participant’s country (the “Appendix” and together with the Restricted Stock Unit Agreement, the “Agreement”) and the Skillsoft Corp. 2020 Omnibus Incentive Plan, as it may be amended and restated from time to time (the “Plan”), Skillsoft Corp., a Delaware corporation (the “Company”), and the Participant agree as follows. Capitalized terms not otherwise defined herein shall have the same meanings as set forth in the Plan.

1.Grant of Restricted Stock Units.  Subject to the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Participant the number of Restricted Stock Units (the “RSUs”) provided in the Grant Notice (with each RSU representing an unfunded, unsecured right to receive one share of Common Stock).
2.Vesting and Termination.
(a)Subject to the conditions contained herein and in the Plan, the RSUs shall vest as provided in the Grant Notice.
(b)In the event of the Participant’s Termination for any reason prior to the time that all of the RSUs have vested, the then-unvested RSUs shall be forfeited to the Company by the Participant for no consideration as of the date of such Termination. [Notwithstanding the foregoing, [APPLICABLE ACCELERATION OF VESTING ON TERMINATION, IF ANY].]
(c)For purposes of the RSUs, the Participant’s Termination will be considered to occur as of the date the Participant is no longer actively providing services to the Company or any member of the Company Group (regardless of the reason for such termination and whether or not later found to be invalid or in breach of labor laws in the jurisdiction where the Participant is employed or rendering services or the terms of the Participant’s employment or service agreement, if any). The Participant will not be considered to be actively providing services during any contractual notice period or any period of “garden leave” or similar period mandated under labor laws in the jurisdiction where the Participant is employed or rendering services or the terms of the Participant’s employment or service agreement, if any. Unless otherwise expressly provided in the Plan or determined by the Company, the Participant’s right to vest in the RSUs, if any, will terminate as of such Termination. The Committee will have sole discretion to determine when a Termination occurs for purposes of the RSUs.
3.Settlement of Restricted Stock Units.
(a)Subject to any election by the Committee pursuant to Section 8(d)(ii) of the Plan, the Company will deliver to the Participant, without charge, on or within 30 days following the applicable vesting date, one share of Common Stock for each RSU that vests on such date, and such vested RSU shall be cancelled upon such delivery. The Company shall either (a) deliver to the Participant a certificate or certificates therefor, registered in the Participant’s name, or (b) cause such shares of Common Stock to be credited to the Participant’s account at the third-party plan administrator.
(b)Notwithstanding anything in this Agreement to the contrary, the Company shall have no obligation to issue or transfer any shares of Common Stock as contemplated by this Agreement unless and until such issuance or transfer complies with all relevant provisions of law and the requirements of any stock exchange on which the shares of Common Stock are listed for trading.
4.Participant. Whenever the word “Participant” is used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the executors, the administrators, or persons to whom the RSUs may be transferred in accordance with Section 13(b) of the Plan, the word “Participant” shall be deemed to include such persons.
5.Non-Transferability.  The RSUs are not transferable by the Participant except to Permitted Transferees in accordance with Section 13(b) of the Plan. Except as otherwise provided herein, no assignment or transfer of the RSUs, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such assignment or transfer the RSUs shall terminate and become of no further effect.
6.Rights as Shareholder.  Subject to any dividend equivalent payments to be provided to the Participant in accordance with the Grant Notice and Section 13(c)(iii) of the Plan, the Participant shall have no rights as a shareholder with respect to any share of Common Stock underlying an RSU unless and until the Participant shall have become the holder of record of such share of Common Stock, and no adjustment shall be made for dividends or distributions or other rights in respect of such share of Common Stock for which the record date is prior to the date upon which the Participant shall become the holder of record thereof.
7.Tax Obligations. Notwithstanding any other provision of this Agreement:
(a)The Participant acknowledges that, regardless of any action taken by the Company or Service Recipient, the ultimate liability for all applicable income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items (including taxes that are imposed on the Company or the Service Recipient as a result of the Participant’s participation in the Plan but are deemed by the Company or the Service Recipient to be an appropriate charge to the Participant) (collectively, “Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount (if any) actually withheld by the Company or the Service Recipient. The Participant further acknowledges that the Company and/or the Service Recipient (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to the grant, vesting and/or settlement of the RSUs, the payment of any dividend equivalents, and the subsequent sale of shares of Common Stock acquired upon settlement of the vested RSUs; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve a particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Service Recipient (or former Service Recipient, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)The Company shall have the authority and the right to deduct or withhold, or to require Participant to remit to the Company or the Service Recipient, an amount sufficient to satisfy all applicable Tax-Related Items with respect to any taxable event arising in connection with the RSUs and any dividend equivalents. The Participant hereby authorizes the Company and/or the Service Recipient, or their respective agents, at their discretion, to satisfy any applicable withholding obligations for Tax-Related Items by one or a combination of the following methods:
(i)withholding from the Participant’s salary, wages, or any other amounts payable to the Participant;
(ii)withholding shares of Common Stock otherwise issuable to the Participant upon settlement of the RSUs and any dividend equivalents; or
(iii)instructing a broker on the Participant’s behalf (pursuant to this authorization and without further consent) to sell shares of Common Stock otherwise issuable to the Participant upon settlement of the RSUs and any dividend equivalents and submit the proceeds of such sale to the Company;
(iv)any other method determined by the Company to be permitted under the Plan and in compliance with Applicable Law.
(c)The Company may withhold or account for Tax-Related Items by considering statutory withholding amounts or other applicable withholding rates, including maximum rates applicable in Participant’s jurisdiction(s). In the event of over-withholding, Participant may receive a refund of any over-withheld amount in cash and (with no entitlement to the equivalent in shares of Common Stock) or if not refunded, the Participant may seek a refund from the local tax authorities.  In the event of under-withholding, the Participant may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Service Recipient.  If the obligations for Tax-Related Items is satisfied by withholding Shares, for tax purposes, the Participant will be deemed to have been issued the full number of Shares subject to the vested RSUs and any dividend equivalents, notwithstanding that a number of the Shares is held back solely for the purpose of satisfying withholding obligations for Tax-Related Items.
(d)The Company shall not be obligated to issue or deliver such shares of Common Stock to the Participant or the Participant’s legal representative unless and until the Participant or the Participant’s legal representative shall have paid the Tax-Related Items resulting from the grant, vesting or settlement of the RSUs or any other taxable event related to the RSUs.
8.No Right to Continued Employment or Service.  Nothing in this Agreement, the Country Addendum or the Plan shall confer upon the Participant any right to continue as an employee or other service provider to the Company Group or shall interfere with or restrict in any way the rights of the Company Group, which rights are hereby expressly reserved, to discharge or terminate the services of the Participant at any time for any reason whatsoever, with or without cause, except to the extent (i) expressly provided otherwise in a written agreement between Company Group and the Participant or (ii) where such provisions are not consistent with applicable foreign or local laws, in which case such applicable foreign or local laws shall control.

9.Nature of Grant. In accepting the grant of the RSUs, the Participant acknowledges, understands and agrees that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)the grant of the RSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of an award, or benefits in lieu of an award, even if RSUs have been granted in the past;
(c)all decisions with respect to future grants of RSUs or other grants, if any, will be at the sole discretion of the Company;
(d)the Participant is voluntarily participating in the Plan;
(e)the RSUs and the shares of Common Stock subject to the RSUs, and the income from and value of same, are not intended to replace any pension rights or compensation;
(f)the RSUs and the shares of Common Stock subject to the RSUs, and the income from and value of same, are not part of normal or expected compensation for purposes of, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments;
(g)unless otherwise agreed with the Company in writing, the RSUs and the shares of Common Stock subject to the RSUs, and the income from and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of a member of the Company Group;
(h)the future value of the underlying shares of Common Stock is unknown, indeterminable and cannot be predicted with certainty;
(i)no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from the Participant’s Termination (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment or service agreement, if any); and
(j)neither the Company nor the Service Recipient shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to the Participant pursuant to the settlement of RSUs or the subsequent sale of any shares of Common Stock acquired upon settlement.
10.Data Privacy.  If the Participant would like to participate in the Plan, the Participant will need to review the information provided in this Section 10 and, declare with its signature under this agreement consent to processing of Participant’s personal data for such processing activities requiring consent.

If the Participant is based in the EEA+ (as defined below), the Participant has the right to withdraw consent for such processing activities at any time. The withdrawal of consent does not affect the lawfulness of processing based on consent before its withdrawal. Other processing activities (e.g. the transfer of personal data to tax authorities) are based on other legal grounds, e.g. a legal obligation to which the controller is subject, or a legitimate interest pursued by the controller or by a third party. For such processing activities consent is not needed or given by the Participant.

(a)EEA+ Controller and Representative. If the Participant is based in the European Union (“EU”), the European Economic Area, or the United Kingdom (collectively “EEA+”), the Participant should note that the Company, with its registered address at 300 Innovative Way, Suite 201, Nashua, New Hampshire 03062, United States of America, is the controller responsible for the processing of the Participant’s personal data in connection with the Agreement and the Plan. The Company’s representative in the EU by means of Art. 27 GDPR is _______________.

(b)Data Collection and Usage. The Company collects, uses and otherwise processes certain personal data about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all RSUs or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, which the Company receives from the Participant, Participant’s Employer or otherwise in connection with this Agreement or the Plan (“Data”), for the purposes of implementing, administering and managing the Plan and allocating shares of Common Stock pursuant to the Plan.

If the Participant is based in the EEA+, the legal basis, where required, for the processing of Data by the Company is the necessity of the data processing for the Company to (i) perform its contractual obligations under this Agreement, (ii) comply with legal obligations established in the EEA+, (iii) pursue the legitimate interest of complying with legal obligations established outside of the EEA+, or (iv) consent of the Participant.

If the Participant is based outside of the EEA+, the legal basis, where required, for the processing of Data by the Company is the Participant’s consent, as further described below.

(c)Stock Plan Administration Service Providers. The Company grants access to Data to a third party stock plan administrator, an independent service provider, which is assisting the Company with the implementation, administration and management of the Plan (“Broker”). In the future, the Company may select a different service provider and share Data with such other provider serving in a similar manner. Broker will open an account for the Participant to receive and trade shares of Common Stock acquired under the Plan. The Participant may be asked to agree on separate terms and data processing practices with Broker, with such agreement being a condition to the ability to participate in the Plan.

(d)International Data Transfers. In the event the Participant resides, works or is otherwise located outside of the U.S., Data will be transferred from the Participant’s country to the U.S., where the Company and its service providers are based. The Participant understands and acknowledges that the U.S. might not provide a level of protection of personal data equivalent to the level of protection in the Participant’s country. The Company’s legal basis, where required, for the transfer of Data from the Participant’s country to the Company and for the access to Data granted by the Company to Broker or, as the case may be, a different service provider of the Company is the Participant’s consent, as further described below.

(e)Data Retention. The Company will hold and use the Data only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax and security laws.

(f)Data Subject Rights. The Participant may have a number of rights under data privacy laws in his or her jurisdiction. Depending on where the Participant is based and subject to the conditions set out in applicable law, such rights may include the right to request from the Company access to and rectification, erasure or portability of Data, to restrict or object to the processing of Data, lodge a complaint with a supervisory authority and/or to receive a list with the names and addresses of any potential recipients of Data. To receive additional information regarding these rights or to exercise these rights, the Participant can contact the Participant's human resources representative.

(g)Necessary Disclosure of Personal Data. The Participant understands that providing the Company with Data is necessary for the performance of the Agreement and that the Participant’s refusal to provide Data would make it impossible for the Company to perform its contractual obligations and may affect the Participant’s ability to participate in the Plan.

(h)Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and the Participant is providing any consents referred to herein on a purely voluntary basis. The Participant understands that he or she may withdraw any such consent at any time with future effect for any or no reason. If the Participant does not consent, or if the Participant later seeks to withdraw the Participant’s consent, the Participant’s salary from or employment and career with the Employer will not be affected; the only consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant the RSUs or other awards to the Participant or administer or maintain the RSUs. For more information on the consequences of refusal to consent or withdrawal of consent, the Participant should contact the Participant's human resources representative.

By accepting the RSUs and indicating consent by signing the Grant Notice and Agreement or via the Company’s online acceptance procedure, the Participant explicitly declares the Participant’s consent to the entirety of the Data processing operations described in this Section 10 including, without limitation, access to Data provided by the Company to Broker or, as the case may be, a different service provider of the Company in the U.S.

11.Notice.  Every notice or other communication relating to this Agreement between the Company and the Participant shall be in writing, which may include by electronic mail, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by such party in a notice mailed or delivered to the other party as herein provided; provided that, unless and until some other address be so designated, all notices or communications by the Participant to the Company shall be mailed or delivered to the Company at its principal executive office, to the attention of the Company’s Chief Legal Officer or its designee, and all notices or communications by the Company to the Participant may be given to the Participant personally or may be mailed to the Participant at the Participant’s last known address, as reflected in the Company’s records. Notwithstanding the foregoing, all notices and communications between the Participant and any third-party plan administrator shall be mailed, delivered, transmitted or sent in accordance with the procedures established by such third-party plan administrator and communicated to the Participant from time to time.
12.Appendix. Notwithstanding any provisions in the Restricted Stock Unit Agreement to the contrary, the RSUs shall be subject to any special terms and conditions set forth in the Appendix to this Restricted Stock Unit Agreement for the Participant’s country of residence (and country of employment or service, if different). Moreover, if the Participant relocates to another country, any special terms and conditions for such country will apply to the Participant, to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable for legal or administrative reasons (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant’s transfer). The Appendix constitutes part of this Agreement.
13.Binding Effect.  This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.
14.Waiver and Amendments.  Except as otherwise set forth in Section 12 of the Plan, any waiver, alteration, amendment or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by the parties hereto; provided, however, that any such waiver, alteration, amendment or modification is consented to on the Company’s behalf by the Committee. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.
15.Governing Law.  The provisions of Section 13(q) of the Plan are incorporated herein by reference and made a part hereof. Notwithstanding anything contained in this Agreement, the Grant Notice or the Plan to the contrary, if any suit or claim is instituted by the Participant or the Company relating to this Agreement, the Grant Notice or the Plan, the Participant hereby submits to the exclusive jurisdiction of and venue in the courts of the State of Delaware.
16.Plan.  The terms and provisions of the Plan are incorporated herein by reference and made a part hereof. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the terms and provisions of this Agreement (including the Grant Notice), the Plan shall govern and control.
17.Section 409A.  It is intended that the RSUs granted hereunder shall be exempt from Section 409A of the Code pursuant to the “short-term deferral” rule applicable to such section, as set forth in the regulations or other guidance published by the Internal Revenue Service thereunder.

18.Imposition of Other Requirements.  The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the RSUs and on any shares of Common Stock acquired under the Plan, to the extent the Company determines, in its sole discretion, it is necessary or advisable in order to comply with local law, rules and regulations or to facilitate the operation and administration of the RSUs and the Plan.  Such requirements may include (but are not limited to) requiring Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
19.Language.  The Participant acknowledges that he or she is proficient in the English language, or has consulted with an advisor who is proficient in the English language, so as to enable Participant to understand the provisions of this Agreement and the Plan.  If Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
20.Electronic Delivery and Participation.  The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means.  The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
21.Exchange Control, Foreign Asset/Account and/or Tax Reporting.  The Participant acknowledges that there may be certain exchange control, foreign asset/account and/or tax reporting requirements that may affect the Participant’s ability to acquire or hold shares of Common Stock or cash received from participating in the Plan (including the receipt of any dividends paid on shares of Common Stock and the proceeds from the sale of shares of Common Stock) in a brokerage or bank account outside the Participant’s country.  The Participant may be required to report such accounts, assets or related transactions to the tax or other authorities in the Participant’s country.  The Participant also may be required to repatriate sale proceeds or other funds received as a result of participating in the Plan to the Participant’s country within a certain time after receipt.  The Participant acknowledges that it is the Participant’s responsibility to comply with such regulations and that the Participant should speak to their personal advisor on this matter.
22.Insider Trading/Market Abuse.  The Participant may be subject to insider trading restrictions and/or market abuse laws based on the exchange on which the shares of Common Stock are listed and in applicable jurisdictions, including the United States, the Participant’s country and the designated broker’s country, which may affect the Participant’s ability to accept, acquire, sell or otherwise dispose of shares of Common Stock, rights to shares of Common Stock (e.g., the RSUs) or rights linked to the value of shares of Common Stock under the Plan during such times that the Participant is considered to have “inside information” regarding the Company (as defined by the laws or regulations in the Participant’s country).   Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy.  The Participant acknowledges that it is the Participant’s responsibility to comply with any applicable restrictions and that the Participant should speak to his or her personal advisor on this matter.

23.Entire Agreement.  This Agreement, including the Appendix, the Grant Notice and the Plan constitute the entire agreement of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements and understandings of the parties, oral and written, with respect to such subject matter.

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APPENDIX TO

THE RESTRICTED STOCK UNIT AWARD AGREEMENT

FOR NON-U.S. PARTICIPANTS

In addition to the terms of the Plan, the Grant Notice and the Agreement, the RSUs are subject to the following additional terms, conditions and provisions (this “Appendix”). All capitalized terms as contained in this Appendix shall have the same meaning as set forth in the Plan, the Grant Notice and/or the Restricted Stock Unit Agreement. Pursuant to Section 12 of the Restricted Stock Unit Agreement, if the Participant transfers residence and/or employment or service to another country reflected in this Appendix, the special terms, conditions and provision for such country will apply to the Participant to the extent the Company determines, in its sole discretion, that the application of such terms, conditions and provisions is necessary for legal or administrative reasons (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant’s transfer).

[APPLICABLE COUNTRY SPECIFIC NON-COMPETE AND NON-SOLICIT TERM, IF ANY]